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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Foamex International Inc.:

        We consent to the use of our report dated March 31, 2006 incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report contains an explanatory paragraph that refers to Note 1 to the consolidated financial statements which indicates that on September 19, 2005 Foamex International Inc. and certain of its domestic subsidiaries filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, the effects of which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

        Our report also refers to a change in accounting principle for the adoption of Financial Accounting Standards Board Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations."

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 5, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM